News Release

FOR IMMEDIATE RELEASE

                             Contact:  Corporate Communications: (626) 302-2255
                                                             www.edisonnews.com

                         Edison Announces Cost-Cutting,
                            Cash-Conservation Efforts

ROSEMEAD, Calif., Dec. 22, 2000--Edison International (NYSE:EIX) and its electric utility subsidiary Southern California Edison today announced several cash-conserving actions, including the elimination of Edison International's fourth-quarter common stock dividend, and the elimination of $100 million in electric system operations and maintenance investments affecting 400 jobs.

"To preserve our ability to provide electric service and remain viable, we are taking these immediate cash-preserving actions," said Edison International Chairman, President, and CEO John E. Bryson.

Earlier today, the board of directors voted to eliminate the fourth-quarter common stock dividend that customarily would have been paid on Jan. 31, 2001. Edison has about 85,000 individual shareholders, who typically invest conservatively for retirement income.

Decisions regarding the declaration of future dividends will be made by the board in light of any further actions by the California Public Utilities Commission (CPUC) and the Federal Energy Regulatory Commission to reform California's dysfunctional wholesale electricity markets, bring prices back to more reasonable levels, and allow adequate cost recovery for utility companies.

Cost-reduction measures affecting electric system operations, maintenance, and new investments will result in a reduction of an initial $100 million in SCE spending for 2001 and impact approximately 400 contract labor jobs. The reduction will affect needed investments in infrastructure, load growth, and system automation, as well as reducing substantially work done during overtime hours.

The company has developed a contingency plan to implement more substantial reductions if further action to remain solvent becomes necessary. The plan will result in additional substantial work force reductions and significantly reduce service to customers.

These actions follow initial steps taken by Edison last month, including a freeze on hiring and new construction, and a suspension of equipment purchases and service contracts. Also,

Edison  suspended  charitable and community  contributions,  eliminated all
discretionary  travel,  and  reduced  administrative   expenses  throughout  the
company.

At that time, Edison noted that in the event it did not receive appropriate and swift action from the CPUC, it would be necessary to implement much more substantial reductions, which would affect its work force and major capital, infrastructure, and operations and maintenance expenditures.

                                       ###

Based in Rosemead, Calif., Edison International is a premier international electric power generator, distributor and structured finance provider. With assets of $36 billion and a portfolio of approximately 28,000 MW, Edison International is an industry leader in privatized, deregulated and incentive-regulated markets and power generation. It is the parent company of Southern California Edison, Edison Mission Energy, Edison Capital, Edison O&M Services, and Edison Enterprises.